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                                                                    EXHIBIT 99.3

                             School Specialty, Inc.
                 Schedule II - Valuation and Qualifying Accounts
     Fiscal Years Ended April 28, 2001, April 27, 2002, and April 26, 2003

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
                                                Balance at   Charged to     Charged to                      Balance
                                                Beginning    Costs and        Other                       at End of
Description                          Date       of Period     Expenses      Accounts        Deductions      Period         Date
-----------                    --------------   ----------   ----------   -------------  ---------------  ----------  --------------
Allowance for doubtful
  Accounts ..................  April 29, 2000   1,744,000      545,000    3,570,000 (a)  (2,336,000) (b)   3,523,000  April 28, 2001
                               April 28, 2001   3,523,000     (663,000)     765,000 (a)    (906,000) (b)   2,719,000  April 27, 2002
                               April 27, 2002   2,719,000      793,000      934,000 (a)    (650,000) (b)   3,796,000  April 26, 2003


Restructuring reserve .......  April 29, 2000      65,000    4,500,000            -      (2,052,000)       2,513,000  April 28, 2001
                               April 28, 2001   2,513,000            -            -      (1,650,000)         863,000  April 27, 2002
                               April 27, 2002     863,000            -            -        (406,000)         457,000  April 26, 2003
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(a) Allowance for doubtful accounts acquired in purchase acquisitions.
(b) Represents net of write-offs of uncollectable accounts receivable and recoveries of previously written-off accounts receivable.